EXHIBIT 99.1

Investor Relations: Porter, LeVay & Rose, Inc. Marlon Nurse, VP – Investor Relations (212) 564-4700 marlon@plrinvest.com	Trade Media: Susan Tellem Tellem Worldwide (310) 479-6111 ext. 1 stellem@tellem.com	Company: Javo Beverage Company, Inc. William Marshall (760) 560-5286 ext. 102 investing@javobeverage.com

JAVO BEVERAGE COMPANY ANNOUNCES RECORD 2008 YEAR-END FINANCIAL RESULTS

Revenue Grows 55% Compared to 2007

Dispensed Beverage Locations Grow 134% to 10,084

Gross Profit Up to $8.2 Million

SAN DIEGO, CA, March 17, 2009 -- Javo® Beverage Company, Inc. (OTC BB: JAVO), a leading provider of premium dispensable coffee and tea-based beverages to the food service industry, announced today its financial results for the year 2008.

Financial highlights for the year include:

•	Revenues increased 55% to $19.5 million in 2008 from $12.6 million in the prior year.

•	Javo deployed more than 5,779 new beverage dispensers during the year, bringing its total to 10,084, an increase of 134%.

•	Dispenser-based product revenue grew by 96% to $ 15.7 million compared to $ 8.0 million in 2007.

•	Gross profit rose 103% to $8.2 million in 2008 from $4.1 million in 2007.

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Net loss increased to $10.8 million, $0.07 per fully diluted share, for 2008 from $7.4 million, $0.05 per fully diluted share, in 2007.  Excluding non-cash items, the loss was $5.1 million, a $1.5 million improvement over 2007.

Financial highlights for the fourth quarter include:

•	Revenues increased 19% to $3.2 million in fourth quarter of 2008 from $2.7 million in the prior year.

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Javo Beverage Company – page 2

•	Javo deployed more than 739 new beverage dispensers during the final quarter of the year, bringing the total to 10,084.

•	The Company’s dispenser-based product revenue grew by 65% to $2.9 million for the quarter compared to $1.8 million in the prior year quarter.

•	Gross profit rose 77.0% to $1.2 million in Q4 of 2008 from $675 thousand in the final quarter of 2007.

•	Net loss increased to $4.0 million, $0.02 per fully diluted share, for the fourth quarter of 2008 from $2.1 million, $0.01 per fully diluted share, in the final quarter of 2007.

2008 Business Review
The Company achieved gross revenue of $19.5 million, an increase of $6.9 million or 55% over 2007.  This increase was primarily the result of an increase in beverage dispensing locations serving Javo’s coffee and tea products to a year-end total of 10,084 from 4,305 in the prior year.  Revenue from dispensed products was the primary growth driver during the year reaching $15.7 million, a 96% increase compared to 2007. Each Javo dispenser placed at a customer location is expected to generate from $2,500 to $6,000 in annual dispensed product revenue.

For the full year, gross profit increased to $8.2 million up from $4.1 million in 2007 or an increase of 103%.  Gross profit margin for the year expanded by 1,000 basis points to 42.3% as the Company improved its operations during 2008 through the integration of several beverage manufacturing processes, including roasting, thermal processing and packaging.

In 2008, sales and marketing expenses increased in line with revenue to $7.2 million, a 55% increase over the prior year’s expenses of $4.7 million.  The increase was due primarily to the added cost of variable marketing allowances tied to the Company’s growing national account business.  Salaries, travel and entertainment expenses associated with doubling the size of its sales and service force to achieve nationwide coverage contributed approximately $1.0 million in added 2008 expenses.  The Company anticipates that sales and marketing expenses will grow much more modestly in 2009 and will decline as a percent of revenue.

General and administrative expenses for 2008 increased 34% to $8.7 million compared to $6.5 million in the prior year. The year-over year change of $2.2 million was due to a $1.8 million increase in non-cash expenses for the issuance of non-executive stock compensation and depreciation; and increases in expenses for overhead, warehouse and quality control of $441,000.

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Other income and expenses were $3.1 million in 2008 compared to $344,000 in the prior year.  The increase was primarily due to a reduction in the recognition of non-cash derivative income of $2.8 million reported in connection with warrants issued to Javo’s senior convertible debt and a decrease in interest income of $509,000. The 2008 interest expense of $5.9 million contains substantial non-cash items, including amortization of debt discount of $4.3 million and $1.2 million of accrued interest on the senior convertible debt which was paid with common shares.

The Company’s net loss in 2008 was $10.8 million compared with $7.5 million in the previous year.  The increase of $3.3 million includes a reduction in non-cash derivative income of $2.8 million and a decrease in interest income of $509,000.  Excluding all non-cash items, the Company’s net loss was $5.1 million, an improvement of $1.5 million over 2007.

The Company was able to achieve substantial growth in revenue during the year as it established or expanded dispensed specialty beverage programs with leading foodservice chains or networked purchasing organizations.  These customers will produce positive sales momentum in 2009 as the Company records an entire year of sales to locations that were installed either mid-year or late in the year.  Accomplishments with key customers in 2008 include:

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Javo built on its relationship with 7-Eleven, the worldwide convenience retailing leader, by growing the number of locations and geographic markets serving iced coffees and lattes.  Javo shipments of iced coffee to locations where the program has been in place for more than one year were up strongly in 2008.

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Javo executed a chain-wide rollout of its iced coffee program to Speedway SuperAmerica, a leading Mid-west retailer that operates 1,600 convenience locations.  Consumer reaction to the new beverages has been above expectation and the Company’s revenue will grow in 2009 as it records a full twelve months of dispensed product revenue.

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The Company began an expansion its iced coffee program with BP Products North America, who owns or partners with dealers at more than 3,500 am pm®  and BP® convenience stores.  Javo also added to its number of dispensing locations with other national and regional convenience store chains such as: Exxon-Mobil (On the Run® stores), Sunoco (A1 stores), Conoco and others.  These chain expansions are expected to be completed by the second quarter of 2009 prior to the peak summer selling season.

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Javo added a record number of new locations serving Javo dispensed coffee products under its Preferred Supplier program with contract feeder Compass Group. Through company-owned members such as Morrison Management, Eurest, Bon Appetit, Chartwells College and University Dining, Restaurant Associates and Creative Host Services, Compass Group provides food, vending and related services at thousands of locations.  Javo’s national sales and service organization is well positioned for similar success in 2009 within Compass’ more than 10,000 contracted facilities.

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Javo Beverage Company – page 4

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The Company completed its first year as a Prime Vendor to the US Department of Veterans Affairs, converting approximately half of the more than 200 major VA facilities nationwide to Javo dispensed coffee. These are among the most prized coffee customers in the country and Javo’s agreement with the Department will permit it to execute more conversions in 2009.

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For Premier, Inc., the largest healthcare purchasing organization in the US, Javo added hundreds of new foodservice coffee locations in 2008.  In 2009, Javo will continue to aggressively sell and service dispensed coffee programs at more than 50,000 Premier facilities in the US.

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At the conclusion of 2008, Javo completed new purchase agreements to sell and install beverage dispensing programs with HPS, a network of more than 2,000 major healthcare facilities across the country and Creative Dining Services, a contract operator specializing in contract restaurant services at colleges and universities.

During 2008, the Company developed an enhanced line up of dispensed hot coffees and a new line of on-demand iced teas for foodservice operators.  The new hot coffee products include Espresso Roast, a darker coffee house-style brew and Rainforest Blend, a coffee formulated to provide valuable “green” benefits for its customers.  Javo also built on its opportunities with convenience retailers and broadened its appeal to casual dining and quick service restaurants with the introduction of concentrated fresh brewed iced teas that may be dispensed from the same type of cold drink equipment as the Company’s iced coffee.  The line features six flavors ranging from Southern Sweet to Pomegranate Green iced tea.

Outlook for 2009
Management believes that market and economic conditions favor continued expansion of the Company’s beverage programs in that they offer restaurants and institutions the ability to capture incremental specialty beverage sales and reduce costs by eliminating waste.  The Company anticipates growing its number of beverage dispensing locations from 10,084 at the close of 2008, to 16,000 - 18,000 by end of 2009.  Growth in 2009 will come primarily from the expansion and continued rollout of dispensed beverage programs at new locations with its current network of foodservice customers.  Specifically:

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The Company will continue to work with its current convenience store customers to make dispensed iced coffee more broadly available and to exploit new opportunities for hot coffee and iced tea. Current customers in the convenience sector include: 7-Eleven, Speedway SuperAmerica, BP Products North America (am pm and BP stores), Sunoco (A1 stores), Exxon-Mobil (On-the-Run stores) and others.

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Javo Beverage Company – page 5

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Javo expects to aggressively grow its dispensed  foodservice beverage locations at facilities within a growing group of national purchasing organizations into which the Company has gained access, including: Compass Group, Premier, Department of Veteran Affairs, MedAssets Supply Chain Systems, Amerinet, HPS, Creative Dining Services and others.

Management Comment
Cody C. Ashwell, Chairman and CEO of Javo, said, “2008 was a breakout year for Javo and one in which we made substantial progress toward our objective of being a dominant and profitable beverage company providing dispensed  coffee and tea to the foodservice industry.  It was a year that saw us achieve an important milestone of more than 10,000 recurring revenue dispensed beverage locations and a year that validated many of the choices we have made in building a value delivery enterprise in areas such as product design, equipment systems, distribution and customer service.  We began last year with three primary objectives.  First, to reach national scale with a sales and service organization capable of executing against the many national account customer opportunities that we have secured and others that we may win in the future.  Second, achieve the critical mass of dispenser placements that would generate cash flow sufficient to cover of our operating expenses.  And lastly, integrate key manufacturing processes, previously outsourced, in order to lower our unit production costs and raise profit margins. We are pleased to report that Javo met or exceeded each of these objectives and, as a result, we have a far stronger more stable operating business as we enter 2009.”

Gary Lillian, President of Javo, said, “Our competitive position has been strengthened over the last 12 months by improving current products, launching new beverage varieties and enhancing our customer service program.  We believe that we are among the best companies assisting foodservice operators to attract and serve highly profitable coffee and tea drinkers through the supply of easy-to-use beverage systems.  During the year, we introduced new popular varieties of coffee and launched a line of specialty iced teas that fit well with consumer’s rapidly evolving preference for refreshing non-carbonated beverages.  Our café-style on-demand hot coffees, included new blends such as Euro Roast, Rainforest Blend and Sumatra Bold and new iced coffee flavors like Espresso Latte, Mocha Mint and Pumpkin Spice, have been well-received by consumers.  Likewise, new specialty teas like Southern Sweet, Pomegranate Green, Passion Fruit Black, Diet Green and Lemonade Black have enjoyed positive reactions from some of the industry’s leading foodservice customers.”

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Mr. Lillian continued, “The downturn in the economy, while difficult for many retailers, has enabled Javo to aggressively partner with operators wishing to add specialty coffee drinks to their menus without the complexity and waste usually associated with such products.  In fact, restaurant customers that have adopted our beverage platforms have found strong and growing demand among consumers seeking to stretch their dollars by purchasing coffee and other beverages from value-oriented outlets such as convenience stores and workplaces.  While it is difficult to find any sectors of the food and beverage industry that are protected from the current economic turbulence, we are fortunate that more than three quarters of our dispensed product sales are made to convenience stores or health care facilities, where coffee is given away as part of a meal plan.”

Mr. Ashwell added, “With a strong core business in place, we expect to substantially increase gross revenue in 2009 by continuing to grow with current customers where we still have significant expansion potential.  Specifically, our goals for 2009 are to: 1) add 6,000 – 8,000 dispensed beverage locations, 2) leverage our fixed expenses over higher sales volumes and 3) achieve positive EBITDA for the year.  We look forward to reporting on our progress against these objectives.”

The management of Javo Beverage will host a conference call today at 11:00 a.m. EDT to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (866) 682-6100 from the U.S. or (201) 499-0416 for international callers. A digital replay of today’s conference call will be available by telephone approximately 1 hour after the completion of the call. It will be available for 90 days and may be accessed by dialing (888) 346-3949 from the U.S., or (404) 260-5385 for international callers. At the prompt, dial pin code ``1712889#'', then ``4'' to listen to a previously recorded conference, followed by confirmation number ``20090306195914#’’. If you experience technical difficulties during the conference call, please press #0 to summon a live operator.

About Javo® Beverage Company, Inc.
Based in Vista, California, Javo® Beverage Company (OTC Bulletin Board: JAVO) is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The Company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable. As a result, they have broad applications in the food service, food manufacturing and beverage industries.  For food service operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems.  Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors with the development and supply of customized ingredients for their packaged foods and ready-to-drink beverages.  Through its sales, service and distribution operations, Javo® supplies a growing list of national and international food service operations, specialty coffee retailers, restaurant chains and food manufacturers.  More information about Javo Beverage Company is available at www.javobeverage.com.

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This release contains forward-looking statements made by or on behalf of Javo® Beverage Company, Inc. All statements, which address operating performance that the Company expects will occur in the future, including statements relating to volume growth, share of sales, revenue per dispenser location, annualized revenue rates, relationships with distribution partners, or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management's current views and we cannot assure that anticipated results will be achieved. We expressly disclaim any intent to update forward looking statements to reflect subsequent developments.

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FINANCIAL TABLES TO FOLLOW

Javo Beverage Company – page 8

JAVO BEVERAGE COMPANY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended			For the Three Months Ended
Income Statements	12/31/08		12/31/07	12/31/08	12/31/07

Net sales		$19,448,822	$12,559,132	$3,217,565	$2,694,052

Cost of sales		(11,223,960)	(8,504,863)	(2,021,875)	(2,018,779)
Gross profit		$8,224,862	$4,054,269	$1,195,690	$675,273
Gross profit margin		42.30%	32.30%	37.20%	25.10%
Operating expenses:
Selling and marketing		(7,249,467)	(4,687,083)	(1,883,468)	(1,606,474)
General and administrative		(8,664,409)	(6,472,440)	(2,345,438)	(1,644,376)
Total operating expenses		(15,913,876)	(11,159,523)	(4,228,906)	(3,250,850)

Loss from operations		(7,689,014)	(7,105,254)	(3,033,216)	(2,575,577)
Other income (expenses):
Interest income		165,058	673,597	29,967	112,749
Interest expense		(5,897,573)	(6,200,874)	(1,814,294)	(1,480,158)
Other income		339,121	46,297	298,180	3,448
Income from derivatives		2,332,444	5,143,156	500,919	1,879,950
Gain/(loss) on disposal of assets		(20,014)	(5,858)	(10,014)	(3,254)

Total other expense		(3,080,964)	(343,682)	(995,242)	(512,735)

Net loss		$(10,769,978)	$(7,448,936)	$(4,028,458)	$(2,062,842)

Basic and diluted loss per Share	$	(0.07)	$(0.05)	$(0.02)	$(0.01)

Weighted average number of shares outstanding basic and diluted.		160,598,172	150,709,665	168,282,175	166,576,263

Javo Beverage Company – page 9

JAVO BEVERAGE COMPANY, INC.
BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$905,344	$6,636,908
Restricted cash	4,777,000	3,863,000
Total cash, restricted cash and cash equivalents	5,682,344	10,499,908

Accounts receivable, less allowances	1,526,120	1,481,924
Inventory, net of reserve for obsolescence	785,713	691,420
Prepaid expenses	103,607	293,025
Total current assets	8,097,784	12,966,277

Property and equipment, net	11,365,253	4,644,993
Intangibles, net	761,979	750,060
Deposits	23,858	20,242

Total assets	$20,248,874	$18,381,572

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,386,952	$2,024,062
Lines of credit	5,816,230	3,863,000
Accrued payroll and related benefits	250,369	139,358
Accrued short-term interest payable	259,629	399,808
Warrants payable	56,771	2,389,215
Current portion of long-term debt	5,128,747	4,990,563
Total current liabilities	17,898,698	13,806,006
Long-term debt, net of current portion	10,577,674	13,587,773
Unamortized discount on long-term debt	(6,197,748)	(9,216,562)
Accrued long-term interest payable	15,504	52,444
Total liabilities	22,294,128	18,229,661
Commitments and contingencies	--	--
Stockholders' (deficit) equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 2,147,952 shares issued and outstanding as of December 31, 2008, 1,952,683 shares issued and outstanding as of December 31, 2007. 150,000 shares have been reserved for the Junior A Participating Preferred Stock.	2,148	1,953
Common stock, $0.001 par value, 300,000,000 shares authorized, 186,403,648 shares issued and outstanding as of December 31, 2008, 153,378,797 shared issued and outstanding as of December 31, 2007	186,404	153,379
Additional paid in capital	62,595,575	53,549,821
Deferred Compensation	(2,577,133)	(4,023,653)
Accumulated deficit	(62,252,248)	(49,529,589)
Total stockholders' (deficit) equity	(2,045,254)	151,911

Total liabilities and stockholders' (deficit) equity	$20,248,874	$18,381,572

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